EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release August 28, 2009
Contact:  Don Jennings, President, or Clay Hulette, Vice President
    (502) 223-1638
    216 West Main Street
    P.O. Box 535
    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $808,000 for the year ended June 30, 2009 or $0.11 diluted earnings per share.  This represents a $124,000 or 13.3% decrease from the year ended June 30, 2008.  The decrease in earnings was due primarily to a $664,000 or 151.3% increase in federal income taxes and was somewhat offset by a $540,000 or 39.4% increase in earnings before taxes.  Federal income taxes increased primarily due to a $443,000 nonrecurring charge to income, which was a result of the preliminary denial by the Internal Revenue Service (“IRS”) of a key component of the Company’s claim for refund of income taxes for the fiscal year ended June 30, 2006.  At issue is the timing of a deduction of $1.3 million paid to holders of stock options in conjunction with the acquisition of Frankfort First Bancorp, Inc., in 2005.  The IRS does not disagree with the propriety of the deduction, but disagrees with the timing and believes the deduction should have occurred in the prior tax year, which is now closed under the statute of limitations imposed by the Internal Revenue Code.  The Company only recently learned of the IRS position and will explore the options available to refute its position.  The increase in earnings before taxes was based primarily on an increase in net interest income, which increased $802,000 or 14.5% to $6.3 million for the recent year ended.  The increase in net interest income was due to lower interest expense from year to year, as interest expense decreased $1.7 million or 22.0% from $7.6 million for the year ended June 30, 2008 to $5.9 million for the year just ended.  The lower interest expense was the result of decreases in market interest rates from period to period and the corresponding decreased cost of short-term deposits and borrowings.   Also contributing to the increase in net earnings was an increase in other income, which increased $59,000 or 32.4% to $241,000 for the year ended June 30, 2009.

The Company reported a net loss of $178,000 or $(0.02) diluted earnings per share for the three months ended June 30, 2009, compared to net earnings of $308,000 or $0.04 for the three months ended June 30, 2008, a decrease of $486,000 or 157.8%.   The decrease in net earnings for the quarter was related primarily to a $481,000 or 322.8% increase in federal income taxes associated with the $443,000 nonrecurring charge referenced herein.  Contributing to the loss for the quarterly period were additional expense for FDIC premiums and provisioning for loan loss.  FDIC premiums accounted for an additional $71,000 of expense while provisioning accounted for $31,000 in additional expense for the quarter.  Higher FDIC premiums were the result of higher assessments by the FDIC for the recurring quarterly assessment and a special assessment equal to five basis points of total assets (less Tier 1 capital), which was imposed on all banks.  The increase in the Provision for Losses on Loans was precipitated by an increase in non-performing loans.  Non-performing loans, defined as loans 90 days or more delinquent, increased from $2.4 million at March 31, 2009 to $4.1 million at June 30, 2009.  Substandard assets are assets designated as having one or more defined weakness and are characterized by the distinct possibility that the Company will sustain some loss, if the deficiencies are not corrected.  Substandard assets increased from $2.9 million at March 31, 2009 to $8.1 million at June 30, 2009.  The increase was primarily attributed to some weaknesses denoted in two of the Company’s larger borrowers.  All of the non-performing loans and all of the substandard loans were secured by 1-4 family residential properties with the exception of one 8-family residence.  Somewhat offsetting the higher level of expense during the quarter recently ended was a $94,000 or 6.4% increase in net interest income, which resulted from lower interest expense.  Interest expense decreased from $1.6 million in the three months ended June 30, 2008 to $1.4 million in the three months ended June 30, 2009, a decrease of $215,000 or 13.2%, while interest income decreased by $121,000 or 3.9%.

At June 30, 2009, the Company reported its book value per share as $7.42.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At June 30, 2009 the Company had approximately 7,829,000 shares outstanding, of which approximately 60.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2009	2008
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$4,217	$15,966
Investment Securities	20,550	22,539
Loans available for sale	230	86
Loans Receivable, net	188,931	182,051
Other Assets	26,973	27,013
Total Assets	$240,901	$247,655

Liabilities
Deposits	$139,743	$137,634
FHLB Advances	40,156	47,801
Other Liabilities	2,608	2,427
Total Liabilities	182,507	187,862

Shareholders' Equity	58,394	59,793

Total Liabilities and Equity	$240,901	$247,655

Book Value Per Share	$7.42	$7.44

Condensed Consolidated Statements of Earnings
(In thousands, except share and per share data)
	Twelve months ended June 30,		Three months ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$12,226	$13,087	$2,978	$3,099
Interest Expense	5,902	7,565	1,415	1,630
Net Interest Income	6,324	5,522	1,563	1,469

Provision for Losses on Loans	46	12	31	0
Other Operating Income	241	182	66	49
General, Administrative, and Other Expense	4,608	4,321	1,146	1,061

Earnings Before Federal Income Taxes	1,911	1,371	452	457
Federal Income Taxes	1,103	439	630	149
Net Earnings	$808	$932	$(178)	$308

Earnings per share:
Basic	$0.11	$0.12	$(0.02)	$0.04
Diluted	$0.11	$0.12	$(0.02)	$0.04

Weighted average outstanding shares:
Basic	7,559,903	7,739,519	7,515,095	7,668,906
Diluted	7,569,299	7,739,519	7,552,678	7,668,906